Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

February 12, 2016

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561
U.S.A.

Dear Sirs/Madams:

Re: Gilla Inc.

We have read Item 4.01 of Gilla Inc. (the "Company") Form 8-K dated February 12, 2016 and are in agreement with the statements relating only to Schwartz Levitsky Feldman llp contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

Schwartz Levitsky Feldman llp

SCHWARTZ LEVITSKY FELDMAN LLP

GG/kp

2300 Yonge Street, Suite 1500, Box 2434
Toronto, Ontario M4P 1E4
Tel: 416 785 5353
Fax: 416 785 5663